EXHIBIT 10.2

SEVERANCE AGREEMENT

     AGREEMENT made as of October 5, 2000 (the “Effective Date”) between BEVERLY ENTERPRISES, INC., a Delaware corporation (the “Company”), and DAVID R. DEVEREAUX (the “Executive”).

     WHEREAS, the Executive is employed by the Company, or by one of its wholly-owned consolidated subsidiaries; and

     WHEREAS, the Company recognizes that the Executive’s contribution to the Company’s growth and success will be substantial; and

     WHEREAS, the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive for a period of time in the event of an involuntary Termination of Employment not for Cause or a voluntary Termination of Employment for Good Reason within the Term of this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

     1. Definitions.

   (a) “Base Salary” shall mean the Executive’s regular annual rate of base pay as of the date in question.

   (b) The “Benefit Multiplier” shall be equal to 1.0 except that if Executive’s Termination of Employment is pursuant to paragraph 3(b), it shall be equal to 3.0.

   (c) The “Benefit Period” shall be the period of years, equal to the Benefit Multiplier, which follows the Executive’s Termination of Employment.

   (d) “Cause” shall mean the Executive’s (i) conviction of a crime involving moral turpitude, theft or embezzlement of property from the Company or (ii) willful misconduct or willful failure substantially to perform the duties of his position, but only if such has continued after receipt of such notices and cure periods as are provided for by the Company’s disciplinary process.

   (e) A “Change in Control” shall be deemed to have taken place if: (i) any person, corporation, or other entity or group, including any “group” as defined in Section l3(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets, or (iii) at any time (a) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (b) any Person shall consolidate with, or merge with the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons; provided, however, that notwithstanding anything to the contrary herein, a Change in Control shall not include either any transfer to a consolidated subsidiary, reorganization, spin-off, split-up, distribution, or other similar or related transaction(s) or any combination of the foregoing in which the core business and assets of the Company and its subsidiaries (taken as a whole) are transferred to another entity (“Controlled”) with respect to which (1) the majority of the Board of Directors of the Company (as constituted immediately prior to such transaction(s)) also serve as directors of Controlled and immediately after such transaction(s) constitute a majority of Controlled’s board of directors, and (2) more than 70% of the shareholders of the Company (immediately prior to such transaction(s)) become shareholders or other owners of Controlled and immediately after the transaction(s) control more than 70% of the ownership and voting rights of Controlled.

   (f) The “Change in Control Date” shall mean the date immediately prior to the effectiveness of the Change in Control.

   (g) The “Committee” shall mean the Compensation Committee of the Company’s Board of Directors.

   (h) The “Competitive Businesses” shall mean any of the health care businesses in which the Company is engaged on the Effective Date.

   (i) The Executive shall have “Good Reason” to terminate employment if: (i) the Executive is not elected, reelected, or otherwise continued in the office of the Company or any of its subsidiaries which he held immediately prior to the Change in Control Date, or he is removed as a member of the Board of Directors of the Company or any of its subsidiaries if the Executive was a director immediately prior to the Change in Control Date; (ii) the Executive’s duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the Change in Control Date without the Executive’s consent; (iii) the Executive’s duties, responsibilities, or authority as an employee are materially reduced or diminished from those in effect on the Effective Date without the Executive’s consent; (iv) the Executive’s compensation or benefits are reduced without the Executive’s consent, unless all Executive-level officers have their compensation or benefits reduced in the same percentage amount; (v) the Company reduces the potential earnings of the Executive under any performance-based bonus or incentive plan of the Company in effect immediately prior to the Change in Control Date; (vi) the Company requires that the Executive’s employment be based other than at its location on the Effective Date without his consent; (vii) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to Section 16 hereof; or (viii) the Company breaches any of the provisions of this Agreement.

   (j) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

   (k) “Target Bonus” shall mean the target bonus (100% level) established for the Executive for the year in question under the Company’s “Annual Incentive Plan.”

   (l) “Termination of Employment” shall mean the termination of the Executive’s employment by the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the Company or purchaser of the Company or its assets under terms and conditions which would not permit the Executive to terminate his employment for Good Reason.

     2. Term. The initial term of this Agreement shall be for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date. The Term shall be automatically extended by one additional day for each day beyond the Effective Date of this Agreement that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such to the Executive. (In such event, the Agreement shall thus terminate on the third anniversary of the effective date of such notice.)

     3. Eligibility for Severance Benefits. The Executive shall be eligible for the benefits described in Paragraph 4 (the “Severance Benefits”) if, (a) during the Term, the Executive has a Termination of Employment initiated (i) by the Company without Cause, or (ii) by the Executive for Good Reason, and, in either case, subsection (b) does not apply; or (b) during the Term (i) there has been a Change in Control and during the two year period commencing on the Change in Control Date, the Executive has a Termination of Employment initiated by the Company without Cause or by the Executive for Good Reason, or (ii) the Executive has a Termination of Employment initiated by the Company without Cause or by the Executive for Good Reason following the commencement of any discussion with a third person that ultimately results in a Change in Control with such third person within 12 months of the commencement of such discussions (in which case, the date of such discussion shall be substituted for the Change in Control Date wherever appropriate, including the definition of “Good Reason” and in Paragraph 4 hereof).

     4. Severance Benefit. Upon satisfaction of the requirements set forth in Paragraph 3, and subject to Paragraphs 5 and 9, the Executive shall be entitled to the following Severance Benefits:

   (a) Cash Payment. The Executive shall be entitled to receive an amount of cash equal to the Benefit Multiplier times the greater of:

    (i) the sum of the Executive’s Base Salary as in effect upon the Termination of Employment, and the greater of

     (A) the Executive’s Target Bonus as in effect upon the Termination of Employment or,

     (B) the Executive’s actual bonus under the Company’s “Annual Incentive Plan” for the year prior to the year of the Executive’s Termination of Employment; or

    (ii) the sum of the Executive’s Base Salary as in effect on the Change in Control Date, and the greater of

     (A) the Executive’s Target Bonus as in effect upon the Change in Control Date or,

     (B) the Executive’s actual bonus under the Company’s “Annual Incentive Plan” for the year prior to the Change in Control Date.

The payment shall be made in a single lump sum within ten days following the Executive’s Termination of Employment.

   (b) Continuation of Benefits.

    (i) For the Benefit Period, the Executive shall be treated as if he or she had continued to be an employee for all purposes under the Company’s Medical Plan, Executive Medical Reimbursement Plan and Dental Plan. Following this period, the Executive shall be entitled to receive continuation coverage under Part Six of Title I of ERISA (“COBRA” Benefits) treating the end of this period as a termination of the Executive’s employment (other than for gross misconduct).

    (ii) The Company shall maintain in force, at its own expense, for the remainder of the Executive’s life, the vested life insurance, if any, in effect under the Company’s Executive Life Insurance Plan as of the Change in Control Date or as of the date of Termination of Employment, whichever is greater.

   (c) Relocation Benefit. If within the Benefit Period after the Executive’s Termination of Employment, the Executive gives the Company written notice that he or she desires to relocate within the continental United States, the Company will reimburse the Executive for any reasonable relocation expenses (in accordance with the Company’s general relocation policy for executives as then in effect, or, at the Executive’s election, as in effect on the Change in Control Date) in connection with such relocation. This benefit shall include only valid relocation expenses which are not reimbursed by a third party.

   (d) Executive SavingsPlus Plan. For the year of the Executive’s Termination of Employment, the Company will make the contribution to its Executive SavingsPlus Plan (the “SavingsPlus Plan”) that it would have made if the Executive had not had a Termination of Employment, taking account of the Executive’s annualized rate of “Compensation” (as defined in the SavingsPlus Plan) and the percentage of such Compensation that the Executive is contributing to the SavingsPlus Plan, as of the date of Termination of Employment, and the Company’s matching contribution rate for such year. Payment shall be made when the amount of the Company contribution has been determined, and when contributions are made to all the other Plan participants.

   (e) Executive Deferred Compensation Plan. For the year of the Executive’s Termination of Employment, the Company will make the contribution to its Executive Deferred Compensation Plan (the “EDC Plan”) that it would have made if the Executive had not had a Termination of Employment determined based on the Executive’s deferral for such year. At Executive’s election, the Company contribution shall be paid to the Executive immediately upon his Termination of Employment.

   (f) Disability. For the Benefit Period, the Company shall provide long- term disability insurance benefits coverage to Executive equivalent to the coverage that the Executive would have had had he remained employed under the Company’s Long-Term Disability Plan and Supplemental Long-Term Disability Plan applicable to Executive on the date of Termination of

Employment, or, at the Executive’s election, the plan or plans applicable to Executive as of the Change in Control Date. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan(s) provide.

     5. Non-Solicitation.

   (a) Executive shall not at any time during the period of his employment with the Company, or during the one (1) year period immediately following his Termination of Employment with the Company (“Non-Solicitation Period”), without the prior written consent of the Company, on behalf of himself or any other person, solicit for employment or employ any of the current officers or employees of the Company or its consolidated subsidiaries.

   (b) Executive shall not at any time during the period of his employment with the Company, or during the Non-Solicitation Period, without the prior written consent of the Company, solicit for his own use, or for the use of any company or person by whom he is employed, or for whom he may be acting, any of the current customers of the Company, nor shall he divulge to any other person any information or fact relating to the management, business (including prospective business), finances, its customers or the terms of any of the contracts of the Company which has heretofore or which may hereafter come to the knowledge of Executive which is not freely available to the public.

   (c) Executive shall not, during the Non-Solicitation Period, in any way defame the Company or disparage its business capabilities, products, plans or management to any customer, potential customer, vendor, supplier, contractor, subcontractor of the Company so as to affect adversely the goodwill or business of the Company.

   (d) Executive covenants and agrees that a breach of these subparagraphs (a), (b) or (c) would immediately and irreparably harm the Company and that a remedy at law would be inadequate to compensate the Company for its losses by reason of such breach and therefore that the Company shall, in addition to any rights and remedies available under this Agreement, at law or otherwise, be entitled to any injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation of these subparagraphs (a), (b) or (c), and Executive hereby consent to the issuance of such injunction.

   (e) For purposes of this Section 5 and in consideration of this Agreement, this non-solicitation agreement has been separately negotiated and bargained for, and constitutes a substantial portion of the consideration for this Agreement.

     6. Waiver of Other Severance Benefits. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable to the Executive upon termination of employment with the Company, whether or not in connection with a Change in Control (including without limitation, any benefits to which Executive might otherwise have been entitled under any employment, change in control or severance agreement or other compensation or employee benefit plan to which the Company was a party or which was assumed by the Company), except those benefits which are to be made available to the Executive as required by applicable law.

     7. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the city of Fort Smith, Arkansas, using a single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and each party shall be responsible for their own attorney’s and accountant’s fees in connection therewith.

     8. No Mitigation Obligation. Except for the provision of paragraph 4(c) hereof, the parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

     9. Non-disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.

     (a) Proprietary Information. Executive shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment terminates), directly or indirectly use for his own purpose or for the benefit of any person or entity other than Company, nor otherwise disclose, any proprietary information, as defined below, to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. For purposes of this Agreement, the term “proprietary information” shall include, but is not limited to: (a) the name or address of any client or affiliate of Company or any information concerning the transactions or relations of any client or affiliate of Company with Company or any of its shareholders; (b) any information concerning any product, service, methodology, analysis, presentation, technology or procedure employed by Company but not generally known to its clients or competitors, or under development by or being tested by Company but not at the time offered generally to clients; (c) any information relating to Company’s computer software, computer systems, pricing or marketing methods, capital structure, operating results, borrowing arrangements or business plans; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Company; (e) any information contained in any of Company’s written or oral policies and procedures or employee manuals; (f) any information belonging to clients or affiliates of Company which Company has agreed to hold in confidence; (g) any inventions, innovations or improvements covered by subsection 9(c) below; (h) any other information which Company has reasonably determined to be confidential or proprietary; and (i) all written, graphic, electronic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. Proprietary information, however, shall not include any information that is or becomes generally known to the industries in which Company competes through sources independent of Company or Executive or through authorized publication by Company to persons other than Company’s employees.

     (b) Confidentiality and Surrender of Records. Executive shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment terminates), except as required by law, directly or indirectly give or disclose any “confidential records” (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the ordinary course and scope of such individual’s or entity’s employment or retention by Company, nor shall he use or retain any of the same following termination of his employment. Executive shall promptly return to Company all

“confidential records” upon the termination of Executive’s employment with Company. For purposes hereof, “confidential records” means all correspondence, memoranda, files, analyses, studies, reports, notes, documents, manuals, books, lists, financial, operating or marketing records, computer software, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information as defined in subsection 9(a) above. All confidential records shall be and remain the sole property of Company during the term of employment and thereafter.

     (c) Inventions, Patents, and Copyrights. All inventions, innovations or improvements in Company’s method of conducting its business (including policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by Executive, either alone or jointly with others, during the term of employment belong to Company. Executive will promptly disclose in writing such inventions, innovations or improvements to Company and perform all actions reasonably requested by Company to establish and confirm such ownership by Company, including, but not limited to, cooperating with and assisting Company in obtaining patents and copyrights for Company in the United States and in foreign countries. Any patent or copyright application filed by Executive within a year after termination of his employment hereunder shall be presumed to relate to an invention or work of authorship which was made during the term of employment unless Executive can provide conclusive evidence to the contrary.

     10. Successors; Binding Agreement.

     (a) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company’s assets, or any other Change in Control. The Company shall require any purchaser, assign, surviving corporation, or successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any purchaser, assign, surviving corporation or successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, transfer of all or substantially all of the business or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the advance written consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 10. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale, encumbrance, charge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, other than by a transfer by his will or by the laws of descent and distribution. Any attempt, voluntarily or involuntarily, to effect any action prohibited by this Paragraph shall be null, void, and of no effect.

     11. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

   (a) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

   (b) If to the Executive, to him or her at the address set forth below under the Executive’s signature; or at any such other address as either party shall have specified by notice in writing to the other.

     12. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

     13. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

     14. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

     15. Indemnification. The Company shall indemnify, defend, and hold the Executive harmless from and against any liability, damages, costs, or expenses (including attorney’s fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Company, unless it is judicially determined, in a final, nonappealable order, that the Executive was guilty of gross negligence or willful misconduct. The Company also agrees to maintain adequate directors and officers liability insurance for the benefit of Executive for the term of this Agreement and for at least three years thereafter, to the extent such insurance is reasonably available and provided to all executives of the Company.

     16. ERISA. This Agreement is pursuant to the Company’s Severance Plan for Executives (the “Plan”) which is unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan constitutes an employee welfare benefit plan (“Welfare Plan”) within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Any payments pursuant to this

Agreement which could cause the Plan not to constitute a Welfare Plan shall be deemed instead to be made pursuant to a separate “employee pension benefit plan” within the meaning of Section 3(2) of ERISA as to which the applicable portions of the document constituting the Plan shall be deemed to be incorporated by reference. None of the benefits hereunder may be assigned in any way.

     17. Governing Law. This Agreement shall be interpreted, administered and enforced in accordance with the law of the State of Arkansas, except to the extent pre-empted by Federal law.

     The parties have duly executed this Agreement to be effective as of the date first written above.

BEVERLY ENTERPRISES, INC.		EXECUTIVE

By:	/s/ DAVID R. BANKS David R. Banks Chairman and Chief Executive Officer	/s/ DAVID R. DEVEREAUX David R. Devereaux 2501 Greenridge Drive Fort Smith, AR 72903

By:	/s/ DOUGLAS J. BABB Douglas J. Babb Executive Vice President, General Counsel and Secretary

One Thousand Beverly Way Fort Smith, AR 72919 Attention: Secretary